Exhibit 8.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

        June 9, 2014

Endurance Specialty Holdings Ltd.

Waterloo House

100 Pitts Bay Road

Pembroke HM 08, Bermuda

Ladies and Gentlemen:

We have acted as special counsel to Endurance Specialty Holdings Ltd., a Bermuda exempted company, (the “Company”), in connection with the offer (the “Exchange Offer”) by the Company to acquire all of the ordinary shares of Aspen Insurance Holdings Limited, a Bermuda exempted company (“Aspen”), par value 0.15144558¢ per share (each share an “Aspen Share” and collectively the “Aspen Shares”) in exchange for: (1) cash of $49.50 per Aspen Share, (2) 0.9197 ordinary shares of the Company for each Aspen Share, or (3) a combination of 0.5518 ordinary shares of the Company and $19.80 in cash for each Aspen Share; subject to customary proration mechanisms described in the Prospectus/Offer to Exchange dated June 9, 2014 (the “Prospectus/Offer to Exchange”). This opinion is being delivered in connection with the Prospectus/Offer to Exchange that was included in the registration statement of the Company on Form S–4 (the “Registration Statement” and, together with the Prospectus/Offer to Exchange, the “Transaction Documents”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S–K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) the Prospectus/Offer to Exchange; and

(c) such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts and information set forth in the Transaction Documents and the statements and representations made to us by representatives of the Company, without regard to any qualifications therein, including, without limitation, any qualifications as to knowledge. Our opinion is also conditioned on certain assumptions made with respect to Aspen as set forth in the

Endurance Specialty Holdings Ltd.

June 9 2014

exhibit hereto. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions contemplated by the Transaction Documents will be consummated in accordance with the terms and conditions of the Transaction Documents and that none of the material terms and conditions contained therein has been, or will be, waived or modified in any respect.

In rendering this opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court. Moreover, a change in the accuracy or completeness of any of the information, documents, statements, representations, covenants or assumptions on which our opinion is based could affect our conclusions.

Based solely upon and subject to the foregoing, we are of the opinion that, under current U.S. federal income tax law, the statements in the Prospectus/Offer to Exchange under the heading “The Exchange Offer – Material U.S. Federal Income Tax Consequences - The Exchange Offer and Second-Step Merger” subject to all of the qualifications, assumptions, limitations and other similar restrictions set forth therein, provide a fair and accurate summary of the anticipated material U.S. federal income tax consequences to holders of Aspen Shares who exchange their Aspen Shares for ordinary shares of the Company and/or cash, including cash in lieu of fractional ordinary shares of the Company, pursuant to the Exchange Offer or the second-step merger.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) under the Securities Act, we hereby consent to the filing of this opinion as Exhibit 8.01 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP